Exhibit 99

Acadia Healthcare Reports Second Quarter 2022 Results and Raises 2022 Guidance

FRANKLIN, Tenn.--(BUSINESS WIRE)--July 27, 2022--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced financial results for the second quarter ended June 30, 2022.

Second Quarter Highlights

  Revenue totaled $651.7 million, an increase of 11.9% over the second quarter of 2021
  Same facility revenue increased 8.5% compared to the second quarter of 2021, including an increase in revenue per patient day of 7.8% and an increase in patient days of 0.7%
  Net income attributable to Acadia totaled $80.1 million, or $0.88 per diluted share, and adjusted income from continuing operations attributable to Acadia stockholders totaled $82.8 million, or $0.91 per diluted share, which included $0.07 of income from the Provider Relief Fund (“PRF”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act
  Adjusted EBITDA totaled $165.9 million, which included $8.6 million of income from PRF established under the CARES Act
  Cash flows from operating activities totaled $149.2 million

Second Quarter Results

The Company reported revenue of $651.7 million for the second quarter of 2022, compared with $582.2 million for the second quarter of 2021. Adjusted EBITDA was $165.9 million for the second quarter of 2022, compared with $141.3 million for the same period last year. Excluding the income from PRF, Adjusted EBITDA was $157.3 million for the second quarter of 2022.

As of December 31, 2021, the Company had $8.6 million of PRF that had been received but not recognized in income, pending the Company’s ongoing review of the criteria and evaluation of pandemic related costs incurred. During the second quarter of 2022, the Company received an additional $7.7 million of funds from PRF and $14.2 million of funds from the American Rescue Plan (“ARP”) Rural Payments for hospitals. The Company recorded income of $8.6 million in the second quarter of 2022. The Company will continue to review the remaining $21.9 million of PRF and ARP funds held on our balance sheet as of June 30, 2022, for the potential recognition of additional income. Financial guidance for 2022 does not include the recognition of additional income in the second half of 2022.

Net income attributable to Acadia stockholders for the second quarter of 2022 was $80.1 million, or $0.88 per diluted share. Adjusted income from continuing operations attributable to Acadia stockholders was $0.91 per diluted share for the second quarter of 2022. Excluding income from PRF, adjusted income from continuing operations was $0.84 for the second quarter of 2022. Adjustments to income include transaction-related expenses and the income tax effect of adjustments to income. A reconciliation of all non-GAAP financial results in this press release begins on page 10.

For the second quarter of 2022, Acadia’s same facility revenue increased 8.5% compared with the second quarter of 2021, including an increase in revenue per patient day of 7.8% and an increase in patient days of 0.7%. During the quarter, the Company received one-time payments of $5.4 million from one of our states.

Chris Hunter, the Company's Chief Executive Officer, remarked, “Acadia delivered strong financial and operating results for the second quarter of 2022 despite ongoing COVID-19 and labor challenges. We saw increased COVID-19 cases in certain markets, which had a temporary impact on the Company’s patient admissions and staffing. Our team continues to work through these surges with robust policies and procedures to ensure the safety of our patients and staff. We also continue to manage through a tight labor market with our proactive approach to staffing, centralized recruitment efforts and ability to maintain a diversified clinical staff. We are truly grateful for our dedicated employees and clinicians across our facilities who have continued to work tirelessly to meet the needs of our patients in a safe and effective manner.

“We continue to see strong underlying demand for behavioral healthcare services. Acadia is uniquely positioned to meet this critical societal need with our proven operating model and diversified service lines across the continuum of care, each of which offers high-quality patient care. We are mindful of the important role we play as an industry leader, and we are committed to extending our market reach to more patients and communities that need our critical care.

Strategic Investments for Long-Term Growth

“We are pleased with the progress we have made in 2022 with respect to our four strategic growth pathways. In line with our first growth pathway, we added 78 beds to our existing facilities during the first half of the year. We are on target to meet our goal of adding approximately 300 beds in 2022, with a significant portion of 2022’s new beds expected to open in the third quarter. Facility expansions provide an efficient opportunity to expand services in our current markets, as we can leverage the existing operations and experienced staff.

“The second important pathway is to identify underserved markets where we can develop wholly owned de novo facilities that meet the critical demand for behavioral healthcare services. We believe there are significant opportunities in communities across the country to address this unmet need at the local level. As part of our Montrose Behavioral Health Hospital operations in Chicago, we opened a 60-bed children’s hospital in early July. Renovation work continues for the 101-bed adult hospital and the outpatient facility, which are expected to begin operations in 2023. In addition to the new Chicago facilities, we expect to open our de novo facility, Coachella Valley Behavioral Health, in Indio, California, early next year.

“The increase in opioid use disorder has led to a national epidemic of opioid overdose deaths with more than 107,000 estimated drug overdose deaths in 2021. We continue to identify opportunities to expand our network of 142 comprehensive treatment centers (CTCs) as these facilities play a critical role by providing medication-assisted treatment for patients dealing with the opioid use disorder. We opened one new CTC in Virginia during the second quarter, and we are on track to open at least six CTCs in 2022 to support the high demand for effective addiction treatment.

“For our third growth pathway, we are proud to partner with leading health systems across the country to expand behavioral healthcare treatment options in their communities, and we believe joint venture partnerships represent an attractive growth pathway for Acadia. As we enter new markets, we can leverage the established presence and reputation of the local provider and bring our expertise in behavioral healthcare services to develop mutually beneficial partnerships.

“We recently announced new joint ventures with Tufts Medicine, one of New England’s elite health systems to build a new 144-bed behavioral health hospital in Malden, Massachusetts, and ECU Health, one of eastern North Carolina’s premier health systems to build a 144-bed behavioral health hospital in Greenville, North Carolina. The partnership with ECU will expand our acute service line into the North Carolina market. With these newly announced joint ventures, Acadia now has 18 such partnerships. We also expect to open new facilities with our previously announced partnerships with Covenant Health in Knoxville, Tennessee, during the third quarter of 2022, and with Lutheran Health Network in Ft. Wayne, Indiana, later in 2022. These joint ventures advance our strategy to bring together the best practices of Acadia and our partners to expand access to quality behavioral healthcare services in their respective communities.

“For our fourth pathway, we believe there are attractive opportunities for Acadia to acquire existing facilities and implement our operating model and make the necessary investments in both the infrastructure and service offerings to enhance the level of care. We are fortunate to have the financial strength and a disciplined capital allocation strategy to continue to pursue strategic acquisitions as another important growth pathway for Acadia,” added Hunter.

Cash and Liquidity

Acadia has continued to maintain a strong financial position in 2022, providing the flexibility to pursue its growth initiatives and make strategic investments in its business. As of June 30, 2022, the Company had $128 million in cash and cash equivalents. During the second quarter, the Company repaid $75 million on its senior secured revolving credit facility, reducing the outstanding balance to $85 million as of June 30, 2022. The Company had $515 million available under its $600 million revolving credit facility and its net leverage ratio was approximately 2.1x as of June 30, 2022.

During the second quarter, the Company continued its repayment of amounts received pursuant to the Medicare Accelerated and Advanced Payment Program under the CARES Act. Of the $45 million of advanced payments received in 2020, the Company repaid a total of $25 million in 2021 and made additional payments of $15 million through the first half of 2022. The Company will continue to repay the remaining balance throughout the rest of 2022. The Company will also repay the remaining $20 million of the approximately $39 million of 2020 payroll tax deferrals in the second half of 2022.

Financial Guidance

Acadia today raised its previously announced financial guidance for 2022, as follows:

2022 Guidance Range
Revenue	$2.56 to $2.60 billion
Adjusted EBITDA, including income from PRF	$591.5 to $621.5 million
Adjusted EBITDA, excluding income from PRF	$583 to $613 million
Adjusted earnings per diluted share, including income from PRF	$3.00 to $3.25
Adjusted earnings per diluted share, excluding income from PRF	$2.93 to $3.18
Interest Expense	$67 to $70 million
Tax rate	25% to 26%
Depreciation and amortization expense	$120 to $125 million
Stock compensation expense	Approximately $30 million
Operating cash flows	$380 to $430 million
Expansion capital expenditures	$240 to $280 million
Maintenance capital expenditures	Approximately $50 million

The Company’s guidance does not include the impact of any future acquisitions, divestitures or transaction-related expenses.

Looking Ahead

Hunter added, “Acadia has demonstrated solid execution with favorable results through the first half of 2022, and we believe the strong demand trends across our service lines will support continued growth. As issues surrounding mental health and escalating substance abuse have taken center stage in our public discourse, the stigma associated with treatment has lessened, resulting in more people seeking the care they need. As such, we see many opportunities to extend our role as a leading provider of behavioral healthcare services. Without question, the challenges of the past two years related to the pandemic have highlighted the critical need for our services. We are uniquely positioned to meet this demand with a well-defined growth strategy and enterprise capabilities that extend across 239 facilities offering diversified service lines and patient-centered care. As we look ahead, we will continue to leverage our scale and expertise to have a positive impact on the patients and communities we serve and create value for our stockholders.”

Conference Call

Acadia will hold a conference call to discuss its second quarter financial results at 9:00 a.m. Eastern Time on Thursday, July 28, 2022. A live webcast of the conference call will be available at www.acadiahealthcare.com in the “Investors” section of the website. The webcast of the conference call will be available for 30 days.

About Acadia

Acadia is a leading provider of behavioral healthcare services across the United States. As of June 30, 2022, Acadia operated a network of 239 behavioral healthcare facilities with approximately 10,600 beds in 39 states and Puerto Rico. With more than 22,500 employees serving approximately 70,000 patients daily, Acadia is the largest stand-alone behavioral health company in the U.S. Acadia provides behavioral healthcare services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Forward-Looking Information

This press release contains forward-looking statements. Generally, words such as “may,” “will,” “should,” “could,” “anticipate,” “expect,” “intend,” “estimate,” “plan,” “continue,” and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this press release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) the impact of the COVID-19 pandemic, including, without limitation, disruption to the U.S. economy and financial markets; reduced admissions and patient volumes; and increased costs relating to labor, supply chain and other expenditures; (ii) the impact of vaccine and other pandemic-related mandates imposed by local, state and federal authorities; (iii) potential difficulties in successfully integrating the operations of acquired facilities or realizing the expected benefits and synergies of our acquisitions, joint ventures and de novo transactions; (iv) Acadia’s ability to add beds, expand services, enhance marketing programs and improve efficiencies at its facilities; (v) potential reductions in payments received by Acadia from government and third-party payors; (vi) the occurrence of patient incidents, governmental investigations, litigation and adverse regulatory actions, which could adversely affect the price of our common stock and result in substantial payments and incremental regulatory burdens; (vii) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; (viii) potential disruptions to our information technology systems or a cybersecurity incident; and (ix) potential operating difficulties, labor costs, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of its business strategies. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands, except per share amounts)

Revenue	$651,719	$582,156	$1,268,372	$1,133,355

Salaries, wages and benefits (including equity-based compensation expense of $6,580, $9,031, $14,505 and $16,065, respectively)	339,388	309,233	675,150	613,566
Professional fees	40,440	34,696	77,351	66,313
Supplies	25,022	22,633	48,721	43,955
Rents and leases	11,192	9,620	22,441	19,032
Other operating expenses	84,937	73,751	166,362	145,761
Income from provider relief fund	(8,550)	—	(8,550)	—
Depreciation and amortization	29,128	25,650	58,054	50,544
Interest expense, net	16,565	16,687	32,352	45,714
Debt extinguishment costs	—	—	—	24,650
Loss on impairment	—	23,214	—	23,214
Transaction-related expenses	3,940	1,675	7,522	6,285
Total expenses	542,062	517,159	1,079,403	1,039,034
Income from continuing operations before income taxes	109,657	64,997	188,969	94,321
Provision for income taxes	27,725	19,333	45,127	25,537
Income from continuing operations	81,932	45,664	143,842	68,784
Loss from discontinued operations, net of taxes	—	—	—	(12,641)
Net income	81,932	45,664	143,842	56,143
Net income attributable to noncontrolling interests	(1,853)	(1,150)	(2,926)	(1,912)
Net income attributable to Acadia Healthcare Company, Inc.	$80,079	$44,514	$140,916	$54,231

Basic earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.89	$0.50	$1.57	$0.76
Loss from discontinued operations	—	—	—	$(0.15)
Net income attributable to Acadia Healthcare Company, Inc.	$0.89	$0.50	$1.57	$0.61

Diluted earnings per share attributable to Acadia Healthcare Company, Inc. stockholders:
Income from continuing operations attributable to Acadia Healthcare Company, Inc.	$0.88	$0.49	$1.54	$0.74
Loss from discontinued operations	—	—	—	$(0.14)
Net income attributable to Acadia Healthcare Company, Inc.	$0.88	$0.49	$1.54	$0.60

Weighted-average shares outstanding:
Basic	89,724	88,842	89,492	88,543
Diluted	91,473	90,590	91,504	90,381

Acadia Healthcare Company, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2022	2021
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$128,368	$133,813
Accounts receivable, net	300,313	281,332
Other current assets	89,351	79,886
Total current assets	518,032	495,031
Property and equipment, net	1,857,295	1,771,159
Goodwill	2,205,307	2,199,937
Intangible assets, net	70,214	70,145
Deferred tax assets	3,015	3,080
Operating lease right-of-use assets	137,495	133,761
Other assets	91,281	94,965
Total assets	$4,882,639	$4,768,078

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$21,250	$18,594
Accounts payable	111,479	98,575
Accrued salaries and benefits	140,528	137,845
Current portion of operating lease liabilities	25,178	23,348
Other accrued liabilities	143,218	126,499
Total current liabilities	441,653	404,861
Long-term debt	1,384,073	1,478,626
Deferred tax liabilities	82,278	74,368
Operating lease liabilities	119,183	116,841
Other liabilities	116,935	110,505
Total liabilities	2,144,122	2,185,201
Redeemable noncontrolling interests	75,475	65,388
Equity:
Common stock	898	890
Additional paid-in capital	2,640,979	2,636,350
Retained earnings (accumulated deficit)	21,165	(119,751)
Total equity	2,663,042	2,517,489
Total liabilities and equity	$4,882,639	$4,768,078

Acadia Healthcare Company, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2022	2021
	(In thousands)
Operating activities:
Net income	$143,842	$56,143
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	58,054	50,544
Amortization of debt issuance costs	1,620	2,463
Equity-based compensation expense	14,505	16,065
Deferred income taxes	7,975	8,457
Loss from discontinued operations, net of taxes	—	12,641
Debt extinguishment costs	—	24,650
Loss on impairment	—	23,214
Other	396	828
Change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(19,763)	(12,972)
Other current assets	(18,106)	(32,056)
Other assets	2,550	7,276
Accounts payable and other accrued liabilities	25,518	(5,549)
Accrued salaries and benefits	2,682	8,823
Other liabilities	7,928	(11,121)
Government relief funds	(1,212)	16,855
Net cash provided by continuing operating activities	225,989	166,261
Net cash provided by discontinued operating activities	—	253
Net cash provided by operating activities	225,989	166,514

Investing activities:
Cash paid for capital expenditures	(132,444)	(112,953)
Proceeds from U.K. Sale	—	1,511,020
Settlement of foreign currency derivatives	—	(84,795)
Proceeds from sale of property and equipment	1,674	899
Other	(5,016)	3,153
Net cash (used in) provided by investing activities	(135,786)	1,317,324

Financing activities:
Borrowings on long-term debt	—	425,000
Borrowings on revolving credit facility	—	430,000
Principal payments on revolving credit facility	(85,000)	(305,000)
Principal payments on long-term debt	(7,969)	(2,656)
Repayment of long-term debt	—	(2,227,935)
Payment of debt issuance costs	—	(7,964)
Repurchase of shares for payroll tax withholding, net of proceeds from stock option exercises	(9,868)	13,261
Contributions from noncontrolling partners in joint ventures	8,008	1,800
Distributions to noncontrolling partners in joint ventures	(847)	(633)
Other	28	(6,929)
Net cash used in financing activities	(95,648)	(1,681,056)

Effect of exchange rate changes on cash	—	4,067

Net decrease in cash and cash equivalents	(5,445)	(193,151)
Cash and cash equivalents at beginning of the period	133,813	378,697
Cash and cash equivalents at end of the period	$128,368	$185,546

Acadia Healthcare Company, Inc.
Operating Statistics
(Unaudited, Revenue in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
U.S. Same Facility Results (1)
Revenue	$626,579	$577,498	8.5%	$1,218,857	$1,122,976	8.5%
Patient Days	712,169	707,348	0.7%	1,396,598	1,376,886	1.4%
Admissions	44,791	46,895	-4.5%	87,759	90,991	-3.6%
Average Length of Stay (2)	15.9	15.1	5.4%	15.9	15.1	5.2%
Revenue per Patient Day	$880	$816	7.8%	$873	$816	7.0%
Adjusted EBITDA margin (3)	31.3%	28.6%	270 bps	29.6%	27.5%	210 bps
Adjusted EBITDA margin excluding income from provider relief fund	29.9%	28.6%	130 bps	28.9%	27.5%	140 bps

U.S. Facility Results
Revenue	$651,719	$582,156	11.9%	$1,268,372	$1,133,355	11.9%
Patient Days	734,777	712,634	3.1%	1,441,103	1,387,125	3.9%
Admissions	47,042	46,974	0.1%	92,238	91,138	1.2%
Average Length of Stay (2)	15.6	15.2	3.0%	15.6	15.2	2.7%
Revenue per Patient Day	$887	$817	8.6%	$880	$817	7.7%
Adjusted EBITDA margin (3)	29.7%	28.5%	120 bps	28.1%	27.3%	80 bps
Adjusted EBITDA margin excluding income from provider relief fund	28.4%	28.5%	-10 bps	27.4%	27.3%	10 bps

(1) Same facility results for the periods presented include facilities we have operated for more than one year and exclude certain closed services.
(2) Average length of stay is defined as patient days divided by admissions.
(3) For the three and six months ended June 30, 2022, includes income from provider relief fund of $8.6 million.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to Adjusted EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)

Net income attributable to Acadia Healthcare Company, Inc.	$80,079	$44,514	$140,916	$54,231
Net income attributable to noncontrolling interests	1,853	1,150	2,926	1,912
Loss from discontinued operations, net of taxes	—	—	—	12,641
Provision for income taxes	27,725	19,333	45,127	25,537
Interest expense, net	16,565	16,687	32,352	45,714
Depreciation and amortization	29,128	25,650	58,054	50,544
EBITDA	155,350	107,334	279,375	190,579

Adjustments:
Equity-based compensation expense (a)	6,580	9,031	14,505	16,065
Transaction-related expenses (b)	3,940	1,675	7,522	6,285
Debt extinguishment costs (c)	—	—	—	24,650
Loss on impairment (d)	—	23,214	—	23,214
Adjusted EBITDA	$165,870	$141,254	$301,402	$260,793

Adjusted EBITDA margin	25.5%	24.3%	23.8%	23.0%

Adjusted EBITDA excluding income from provider relief fund	$157,320	$141,254	$292,852	$260,793

Adjusted EBITDA margin excluding income from provider relief fund	24.1%	24.3%	23.1%	23.0%

Se footnotes on page 12.

Acadia Healthcare Company, Inc.
Reconciliation of Net Income Attributable to Acadia Healthcare Company, Inc. to
Adjusted Income Attributable to Acadia Healthcare Company, Inc.
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except per share amounts)		(in thousands, except per share amounts)

Net income attributable to Acadia Healthcare Company, Inc.	$80,079	$44,514	$140,916	$54,231
Loss from discontinued operations, net of taxes	—	—	—	12,641

Adjustments to income:
Transaction-related expenses (b)	3,940	1,675	7,522	6,285
Debt extinguishment costs (c)	—	—	—	24,650
Loss on impairment (d)	—	23,214	—	23,214
Provision for income taxes	27,725	19,333	45,127	25,537
Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.	111,744	88,736	193,565	146,558
Income tax effect of adjustments to income (e)	28,895	24,583	49,514	40,201
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.	82,849	64,153	144,051	106,357
Income from provider relief fund, net of taxes	(6,230)	—	(6,230)	—
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. excluding income from provider relief fund	$76,619	$64,153	$137,821	$106,357

Weighted-average shares outstanding - diluted	91,473	90,590	91,504	90,381

Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. per diluted share	$0.91	$0.71	$1.57	$1.18
Income from provider relief fund, net of taxes, per diluted share	(0.07)	—	(0.07)	—
Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc., excluding income from provider relief fund, per diluted share	$0.84	$0.71	$1.50	$1.18

See footnotes on page 12.

Acadia Healthcare Company, Inc.
Footnotes

We have included certain financial measures in this press release, including those listed below, which are “non-GAAP financial measures” as defined under the rules and regulations promulgated by the SEC. These non-GAAP financial measures include, and are defined, as follows:

• EBITDA: net income attributable to Acadia Healthcare Company, Inc. adjusted for net income attributable to noncontrolling interests, loss from discontinued operations, net of taxes, provision for income taxes, net interest expense and depreciation and amortization.

• Adjusted EBITDA: EBITDA adjusted for equity-based compensation expense, transaction-related expenses, debt extinguishment costs and loss on impairment.

• Adjusted EBITDA excluding income from provider relief fund: Adjusted EBITDA adjusted for income from provider relief fund.

• Adjusted EBITDA margin: Adjusted EBITDA divided by revenue.

• Adjusted EBITDA margin excluding income from provider relief fund: Adjusted EBITDA excluding income from provider relief fund divided by revenue.

• Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc.: net income attributable to Acadia Healthcare Company, Inc. adjusted for loss from discontinued operations, net of taxes, transaction-related expenses, debt extinguishment costs, loss on impairment and provision for income taxes.

• Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc.: Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc. adjusted for the income tax effect of adjustments to income.

• Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. excluding income from provider relief fund: Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. adjusted for income from provider relief fund.

• Adjusted income attributable to Acadia Healthcare Company, Inc.: the sum of Adjusted income from continuing operations before income taxes attributable to Acadia Healthcare Company, Inc. and income tax effect of adjustments to income.

• Adjusted income attributable to Acadia Healthcare Company, Inc. excluding income from provider relief fund: Adjusted income from continuing operations attributable to Acadia Healthcare Company, Inc. adjusted for income from provider relief fund.

The non-GAAP financial measures presented herein are supplemental measures of our performance and are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The non-GAAP financial measures presented herein are not measures of our financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as measures of our liquidity. Our measurements of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies. We have included information concerning the non-GAAP financial measures in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of issuers of equity securities, many of which present similar non-GAAP financial measures when reporting their results. Because the non-GAAP financial measures are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The Company is not able to provide a reconciliation of projected Adjusted EBITDA and adjusted earnings per diluted share, where provided and whether including or excluding income from provider relief fund, to expected results due to the unknown effect, timing and potential significance of transaction-related expenses and the tax effect of such expenses.

(a) Represents the equity-based compensation expense of Acadia.

(b) Represents transaction-related expenses incurred by Acadia primarily related to termination, restructuring, management transition, acquisition and other similar costs.

(c) Represents debt extinguishment costs recorded during the first quarter of 2021 in connection with the redemption of the 5.625% senior notes and 6.500% senior notes and the termination of the prior credit facility.

(d) The Company opened a 260-bed replacement hospital in Pennsylvania and recorded a non-cash property impairment charge of $23.2 million for the existing facility during the second quarter of 2021.

(e) Represents the income tax effect of adjustments to income based on tax rates of 25.9% and 27.7% for the three months ended June 30, 2022 and 2021, respectively, and 25.6% and 27.4% for the six months ended June 30, 2022 and 2021, respectively.

Contacts

Gretchen Hommrich
Vice President, Investor Relations
(615) 861-6000